UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2008

Penske Automotive Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road, Bloomfield Hills, Michigan		48302
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-648-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

We previously announced the appointment of Robert H. Kurnick, Jr. as our President, effective March 31, 2008. In connection with his appointment to that role, on March 25, 2008, our Compensation and Management Development Committee of our Board of Directors (the "Committee") established a performance based award relating to calendar 2008 for Mr. Kurnick pursuant to our Management Incentive Plan. The award has a maximum potential payout in 2009 of $300,000 in the form of a restricted stock grant. The performance objectives relating to calendar 2008 for this award are as follows:

Objective / % of Award

• return on equity of 11%(1) / 14%

• same store retail sales revenue increase of 3% (50% attainment), 4% (75% attainment) and 5% (100% attainment)(2) / 14%

• acquisition of gross annualized revenue of $300 million / 12%

• operating margin above 2.7% (50% attainment) and 3% (100% attainment)(1) / 12%

• customer satisfaction scores exceed manufacturer objectives at 80% of our franchises / 14%

• no material weaknesses in our internal controls / 8%

• earnings per share from continuing operations at least $1.67 per share(1) / 12%

• common stock price performance to exceed the Standard & Poor’s 500 Index during 2008 / 14%

(1) This performance target shall exclude any items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to discontinued operations or a change in accounting principles or other regulations, provided that such items are specifically identified, quantified and disclosed in any public earnings release with respect to the period.

(2) This performance target shall exclude the impact of identifiable changes due solely to changes in foreign exchange rates.

In addition, the Committee increased Mr. Kurnick's salary to $600,000 retroactive to January 1, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

March 31, 2008	By:	Shane M. Spradlin

Name: Shane M. Spradlin
Title: Senior Vice President, General Counsel and Secretary